Exhibit 10.6

DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

(Non-Employee Directors)

Unless otherwise defined herein, the terms defined in the Danaher Corporation 2007 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement (the “Agreement”).

I.	NOTICE OF STOCK OPTION GRANT

Name:

Participant ID:

The undersigned Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant	____________________________

Exercise Price per Share	$___________________________

Total Number of Shares Granted	____________________________

Type of Option	Nonstatutory Stock Option

Expiration Date	Tenth anniversary of Date of Grant

Vesting Schedule	100% vested upon grant

II.	AGREEMENT

1. Grant of Option. The Company hereby grants to the Optionee named in this Notice of Stock Option Grant (the “Optionee”), an option (the “Option”) to purchase the number of shares (the “Shares”) set forth in the Notice of Stock Option Grant, at the exercise price per Share set forth in the Notice of Stock Option Grant (the “Exercise Price”), and subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable during its term in accordance with the applicable provisions of the Plan and this Agreement.

(b) Method and Time of Exercise. This Option shall be exercisable by any method made available from time to time by the external third party administrator of the Option awards. An exercise may be made with respect to whole Shares only, and not for a fraction of a Share. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Compensation Committee (the “Committee”) of the Company’s Board of Directors may require the Optionee to take any reasonable action in order to comply with any such rules or regulations. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Shares.

(c) Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon exercise of an Option, the Committee may require that the Optionee agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Optionee to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Optionee acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.

(d) Fractional Shares. The Company will not issue fractional shares of Common Stock upon the exercise of an Option. Any fractional share will be rounded up and issued to the Optionee in a whole share.

3. Method of Payment. Unless the Committee consents otherwise, payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash, delivered to the external third party administrator of the Option awards in any methodology permitted by such third party administrator;

(b) payment under a cashless exercise program approved by the Company or through a broker-dealer sale and remittance procedure pursuant to which the Optionee (i) shall provide written instructions to a licensed broker acceptable to the Company and acting as agent for the Optionee to effect the immediate sale of some or all of the purchased Shares and to remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares and (ii) shall provide written direction to the Company to deliver the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(c) surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares.

4. Termination.

(a) General. In the event the Optionee’s active service-providing relationship with the Company terminates for any reason (other than death or Retirement) whether or not in breach of applicable labor laws, Optionee’s right to receive options under the Plan shall terminate as of the date of termination. The Committee shall have discretion to determine whether the Optionee has ceased actively providing services to the Company or Eligible Subsidiary, and the effective date on which such active service-providing relationship terminated. The Optionee’s active service-providing relationship will not be extended by any notice period mandated under applicable law (e.g., shall not include a period of

“garden leave”, paid administrative leave or similar period pursuant to applicable law) and in the event of an Optionee’s termination (whether or not in breach of applicable labor laws), Optionee’s right to exercise any Option after termination, if any, shall be measured by the date of termination of active service and shall not be extended by any notice period mandated under applicable law. Unless the Committee provides otherwise termination will include instances in which the Optionee is terminated and immediately hired as an independent contractor.

(b) General Termination Rule. In the event the Optionee’s active service-providing relationship with the Company terminates for any reason (other than death, Disability, Retirement or Gross Misconduct), whether or not in breach of applicable labor laws, the Optionee shall have a period of 90 days, commencing with the date the Optionee is no longer actively providing services to the Company, to exercise the vested portion of any outstanding Options, subject to the Expiration Date of the Option. However, if the exercise of an Option following Optionee’s termination (to the extent such post-termination exercise is permitted under Section 11(a) of the Plan) is not covered by an effective registration statement on file with the U.S. Securities and Exchange Commission, then the Option will terminate upon the later of (i) thirty (30) days after such exercise becomes covered by an effective registration statement, or (ii) the end of the original post-termination exercise period, but in no event may an Option be exercised after the Expiration Date of the Option.

(b) Death. Upon Optionee’s death prior to termination, all unexpired Options may be exercised for a period of twelve (12) months thereafter (subject to the Expiration Date of the Option) by the personal representative of the Optionee’s estate or any other person to whom the Option is transferred under a will or under the applicable laws of descent and distribution.

(c) Disability. In the event the Optionee’s active service-providing relationship with the Company terminates by reason of the Optionee’s Disability, all unvested Options shall be automatically forfeited by the Optionee as of the date of termination and the Optionee shall have until the first anniversary of the termination of Optionee’s active service-providing relationship for Disability (subject to the Expiration Date of the Option) to exercise the vested portion of any outstanding Options.

(d) Normal Retirement. In the event the Optionee voluntarily terminates his or her active service-providing relationship with the Company at or after reaching age 65, the Optionee’s Options shall remain outstanding and may be exercised up until the fifth anniversary of the Normal Retirement date (or if earlier, up until the Expiration Date of the Option).

(e) Early Retirement. In the event the Optionee voluntarily terminates his or her active service-providing relationship with the Company and the Committee determines that the cessation of Optionee’s active service-providing relationship constitutes Early Retirement, the Optionee’s Options shall remain outstanding and may be exercised up until the fifth anniversary of the Early Retirement date (or if earlier, up until the Expiration Date of the Option). The Optionee acknowledges and agrees that the grant of Early Retirement treatment is in the sole and absolute discretion of the Committee and that the Committee in its sole and absolute discretion may grant Early Retirement treatment with respect to all, a specified portion, or none of the Optionee’s Options.

(f) Gross Misconduct. If the Optionee is terminated as an Eligible Director by reason of Gross Misconduct, the Optionee’s unexercised Options shall terminate immediately as of the time of termination, without consideration. The Optionee acknowledges and agrees that the Optionee’s termination shall also be deemed to be a termination by reason of the Optionee’s Gross Misconduct if, after the Optionee’s active service-providing relationship has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.

(g) Violation of Post-Termination Covenant. To the extent that any of the Optionee’s Options remain outstanding under the terms of the Plan or this Agreement after termination of the Optionee’s active service-providing relationship, such Options shall nevertheless expire as of the date the Optionee violates any covenant not to compete or similar covenant that exists between the Optionee on the one hand and the Company or any subsidiary of the Company, on the other hand.

(h) Substantial Corporate Change. Upon a Substantial Corporate Change, the Optionee’s outstanding Options will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of the Options, or the substitution for such Options of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Options will continue in the manner and under the terms so provided.

5. Non-Transferability of Option; Term of Option.

(a) Unless the Committee determines otherwise in advance in writing, this Option may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee and/or by his or her duly appointed guardian. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Optionee.

(b) Notwithstanding any other term in this Agreement, this Option may be exercised only prior to the Expiration Date set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

6. Amendment of Option or Plan. The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. Optionee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any Option in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Optionee’s rights hereunder can be made only in an express written contract signed by the Company and the Optionee. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and Optionee’s rights under outstanding Options as it deems necessary or advisable, in its sole discretion and without the consent of the Optionee, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of Options.

7. Tax Obligations.

(a) Taxes. Regardless of any action the Company takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Optionee acknowledges that the ultimate liability for all Tax Related Items associated with the Option is and remains the Optionee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax Related Items.

(b) Code Section 409A. Payments made pursuant to this Plan and the Agreement are intended to qualify for an exemption from or comply with Section 409A. Notwithstanding any provision in the Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all Options granted to Optionees who are United States taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Plan or the Options shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any Options granted thereunder. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Optionee by Section 409A, and the Optionee shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.

Notwithstanding anything to the contrary in this Agreement, these provisions shall apply to any payments and benefits otherwise payable to or provided to the Optionee under this Agreement. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Optionee’s “separation from service” (as defined for purposes of Section 409A)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

If the Optionee is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (i) the first day of the seventh month following the Optionee’s separation from service, or (ii) the Optionee’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Optionee’s separation from service.

8. Rights as Shareholder. Until all requirements for exercise of the Option pursuant to the terms of this Agreement and the Plan have been satisfied, the Optionee shall not be deemed to be a shareholder or to have any of the rights of a shareholder with respect to any Shares.

9. No Right to Continue as Eligible Director. Nothing in the Plan or this Agreement shall confer upon the Optionee any right to continuation as an Eligible Director.

10. Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any Options have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Optionee, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether optionees are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

11. Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the Option for construction and interpretation.

12. Electronic Delivery.

(a) If the Optionee executes this Agreement electronically, for the avoidance of doubt Optionee acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Optionee acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.

(b) If the Optionee executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c) If Optionee executes this Agreement multiple times (for example, if the Optionee first executes this Agreement in electronic form and subsequently executes the Agreement in paper form), the Optionee acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single grant of Options relating to the number of Shares set forth in the Notice of Stock Option Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.

(d) The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the Option, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Optionee pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Optionee hereby consents to receive such documents by electronic delivery. At the Optionee’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Optionee.

13. Data Privacy. Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data (as defined below) by and among, as necessary and applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan and in the Company’s Amended 1998 Plan.

Optionee understands that the Company may hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the Option or any other option or other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of implementing, administering and managing the Plan and/or the Amended 1998 Plan (“Data”). Optionee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and/or the Amended 1998 Plan, that these recipients may be located in Optionee’s country or elsewhere, including outside the European Economic Area, and that the recipients’ country may have different data privacy laws and protections than Optionee’s country. Optionee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Optionee’s participation in the Plan and/or in the Amended 1998 Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Optionee may elect to deposit any Shares acquired upon exercise of the Option or any other option or other entitlement to Shares.

Optionee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Optionee understands that Data shall be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and/or the Amended 1998 Plan, and he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Optionee understands, however, that refusing or withdrawing such consent may affect his or her ability to participate in the Plan and/or the Amended 1998 Plan. In addition, Optionee understands that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding Optionee’s withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, Optionee understands that he or she may contact his or her local human resources representative.

14. Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the Option or hereunder, or the rights, duties or liabilities created hereby.

15. Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

16. Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to this Option, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware.

17. Nature of Option. In accepting the Option, Optionee acknowledges and agrees that:

(a) the award of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, benefits in lieu of options or other equity awards, even if options have been granted repeatedly in the past;

(b) all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;

(c) Optionee’s participation in the Plan is voluntary;

(d) the future value of the underlying Shares is unknown and cannot be predicted with certainty, and if the Shares do not increase in value, the Option will have no value;

(e) if Optionee exercises the Option and obtains Shares, the value of the Shares obtained upon exercise may increase or decrease in value, even below the Exercise Price;

(f) in consideration of the award of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option, or Shares purchased through the exercise of the Option, resulting from termination of Optionee’s continuous service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws and whether or not later found to be invalid) and in consideration of the grant of the Option, Optionee irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing/electronically accepting the Agreement, Optionee shall be deemed irrevocably to have waived Optionee’s entitlement to pursue or seek remedy for any such claim;

(g) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionee’s participation in the Plan or Optionee’s acquisition or sale of the underlying Shares; and

(h) Optionee is hereby advised to consult with Optionee’s own personal tax, legal and financial advisors regarding Optionee’s participation in the Plan before taking any action related to the Plan.

18. Recoupment. The Options granted pursuant to this Agreement are subject to the terms of the Danaher Corporation Recoupment Policy as it exists from time to time (a copy of the Recoupment Policy as it exists from time to time is available on Danaher’s internal website) (the “Policy”) and to the terms required by applicable law, if and to the extent such Policy or applicable law by its terms applies to the Options; and the terms of the Policy are incorporated by reference herein and made a part hereof.

19. Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to Optionee regarding certain events relating to awards that the Optionee may have received or may in the future receive under the 1998 Plan and/or the Plan, such as notices reminding Optionee of the vesting or expiration date of certain awards. Optionee acknowledges and agrees that (1) the Company has no obligation (whether pursuant to this Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to Optionee the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its affiliates and the third party stock plan administrator have no liability for, and the Optionee has no right whatsoever (whether pursuant to this Agreement or otherwise) to make any claim against the Company, any of its affiliates or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Optionee as a result of the Company’s failure to provide any such notices or Optionee’s failure to receive any such notices.

20. Consent and Agreement With Respect to Plans. Optionee (1) acknowledges that the Plan and the prospectus relating thereto are available to Optionee on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (3) accepts this Option subject to all of the terms and provisions thereof; (4) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2007 (and for the avoidance of doubt consents and agrees to each amended term reflected in the Plan as in effect on the date of this Agreement), and consents and agrees that all options and restricted stock units, if any, held by Optionee that were previously granted under the Plan as it has existed from time to time are now governed by the Plan as in effect on the date of this Agreement (except to the extent the Committee has expressly provided that a particular Plan amendment does not apply retroactively); and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

In addition, in consideration of the Option and by signing/electronically accepting this Agreement, the Optionee agrees as follows with respect to any stock options or restricted stock units held by Optionee that were previously granted under the Company’s 1998 Stock Option Plan as it has existed from time to time: the Optionee (1) acknowledges that the Company’s Board of Directors approved an amended version of the 1998 Stock Option Plan in July 2009 and that the amended version of the 1998 Stock Option Plan (the “Amended 1998 Plan”) and the prospectus relating thereto are available to Optionee on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read the Amended 1998 Plan and the prospectus relating thereto and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice and fully understands all provisions of the Amended 1998 Plan; (3) consents and agrees to the Amended 1998 Plan (and for the avoidance of doubt consents and agrees to each amended term reflected in the Amended 1998 Plan); (4) consents and agrees that all options and restricted stock units, if any, held by Optionee that were previously granted under the 1998 Stock Option Plan as it has existed from time to time are now governed by the Amended 1998 Plan as in effect on the date of this Agreement; and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Amended 1998 Plan. Optionee further agrees to notify the Company upon any change in his or her residence address.

[If the Agreement is signed in paper form, complete and execute the following:]

OPTIONEE	DANAHER CORPORATION

Signature	Signature

Print Name	Print Name

Title
Residence Address